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                                                                            23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Interferon Sciences, Inc.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated April 3, 1995 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG PEAT MARWICK LLP

New York, New York

July 17, 1995